Exhibit 20.1

April 24, 2023

Melco Resorts & Entertainment Limited

Please be advised of the following Depositary’s Notice of Annual General Meeting of Shareholders:

Depositary Receipt Information

CUSIP:	585464100 (DTC Eligible) ADS ISIN: US5854641009

Country of Incorporation:	Cayman Islands

Meeting Details:	Annual General Meeting at 12:00 p.m. (Hong Kong Time) at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau

ADS Record Date:	May 04, 2023

Meeting Date:	June 19, 2023

Meeting Agenda:	The Company’s Notice of Meeting, including the Agenda, is available at the Company’s website: http://ir.melco-resorts.com

Ratio (ORD:ADS):	3 : 1

FOR INFORMATIONAL PURPOSES ONLY

Holders of American Depositary Receipts (ADRs) representing ordinary shares (the “Deposited Securities”) of Melco Resorts & Entertainment Limited (the “Company”) are hereby notified of the Company’s Annual General Meeting of shareholders. No proposal will be submitted for shareholder approval at the AGM. Instead, the AGM will serve as an open forum for shareholders and beneficial owners of the Company’s American Depositary Shares (“ADSs”) to discuss Company affairs with management.

ADS holders may obtain a copy of the Company’s annual report on Form 20-F, free of charge, from our website at http://ir.melco-resorts.com.

Holders and persons and/or entities having a beneficial interest in any ADSs (“Beneficial Owners”) are advised that (a) the Depositary has not reviewed the Company’s website or any of the items thereon, and is not liable for the contents thereof, (b) neither the Depositary nor any of its affiliates controls, is responsible for, endorses, adopts, or guarantees the accuracy or completeness of any information contained in any document prepared by the Company or on the Company’s liable website and neither the Depositary nor any of its affiliates are or shall be or responsible for any information contained therein or thereon.

For further information, please contact:

Depositary Receipts

Phone: (800) 821-8780

db@astfinancial.com

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